Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526

CASCADE BANCORP REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

Bend, Ore. – May 8, 2014 - Cascade Bancorp, (NASDAQ: CACB) (“Company” or "Cascade") the holding company for Bank of the Cascades (“Bank”), today announced its financial results for the three months ended March 31, 2014. The full details of the Company’s first quarter 2014 results were filed with the Securities and Exchange Commission (“SEC”) in the Company’s quarterly report on Form 10-Q on May 8, 2014.
First Quarter 2014 Financial Highlights

•	Net income for the first quarter of 2014 was $0.9 million or $0.02 per diluted share compared to $1.7 million or $0.04 per diluted share for the first quarter of 2013.

•	Stockholders’ equity increased to $190.3 million or $4.00 per share at March 31, 2014 as compared to $188.7 million or $3.97 per share at December 31, 2013.

•	Gross loans at March 31, 2014 totaled $1.0 billion, an increase of 14.9% and 1.1% compared to March 31, 2013 and December 31, 2013 respectively.

•	As of March 31, 2014, substandard loans were reduced by 4.9% to $39.2 million compared to December 31, 2013.

•
Non-performing assets improved to 0.65% of total assets at March 31, 2014 compared to 0.81% at December 31, 2013 and net recoveries for the first quarter of 2014 were $0.9 million, as compared to net charge-offs of $2.7 million in the first quarter of 2013.

•	Total deposits as of March 31, 2014 decreased $4.7 million or 0.40% compared to December 31, 2013.

•	Net Interest Margin (“NIM”) was 3.83% as of March 31, 2014 compared to 4.11% for the quarter ended December 31, 2013.

Terry Zink, President and Chief Executive Officer of Cascade Bancorp, commented, “The first quarter marked a critical inflection point in Cascades’ recent history as we focus our strategy toward becoming a leading Pacific Northwest community bank with strong return metrics.” He continued by saying, “Assuming we receive the requisite shareholder approvals, we expect to close our proposed merger with Home Federal Bancorp (“Home Federal”) in mid-May.”

Mr. Zink went on to say, “Upon the anticipated closing of the merger, we look forward to welcoming Home Federal Bank customers to Bank of the Cascades and realizing the opportunities to enhance efficiencies while delivering expanded services and conveniences.”

Greg Newton, Chief Financial Officer, added, “Much of our focus during this quarter was preparation for the merger with Home Federal. We are pleased that our credit quality metrics continued to improve during the quarter with reductions in both substandard loans and non-performing asset, while loans and deposits were stable during our seasonally slower winter quarter.” He added, “Also, during this quarter we continued to re-balance the loan portfolio in favor of commercial and industrial loans. This loan type was up $19.3 million or 7.6% from the prior quarter while commercial real estate loans declined $8.3 million or 1.5% during the quarter. This resulted in modest overall loan growth in our seasonally weakest period.”

Financial Review

Total assets were $1.4 billion at March 31, 2014, down $32.2 million from December 31, 2013. The decrease in total assets during the period ended March 31, 2014 primarily resulted from decreases in cash and cash equivalents of $31.8 million, investments of $4.7 million and loans held for sale of $6.0 million. These decreases were partially offset by a $10.3 million increase in net loans.

The decline in cash and cash equivalents resulted primarily from the payoff of $27.0 million short-term FHLB advances outstanding at year end. The decline in investment securities available-for-sale during the three months ended March 31, 2014 was primarily the result of the principal pay downs of our mortgage-backed securities.

Total loans and loans held-for-sale outstanding increased $5.2 million to $1.0 billion at March 31, 2014 compared to December 31, 2013, primarily attributable to increased balances in the commercial and industrial portfolio.

Loan quality continued to improve with remediation of special mention and substandard loans. Loans categorized as such totaled $67.3 million at March 31, 2014 as compared to $85.1 million at December 31, 2013. Remediation was accomplished through credit upgrades owing to improved obligor cash flows as well as payoffs/paydowns, note sales and/or charge offs related to the restructure of adversely risk rated loans. Non-performing assets as of March 31, 2014 improved to 0.65% of total assets as compared to 0.81% at December 31, 2013. Net recoveries during the first quarter of 2014 were $0.9 million; the Company made no provision for loan losses as management believes the reserve for loan losses of $21.7 million at March 31, 2014 is adequate.

Total liabilities were $1.2 billion at March 31, 2014, a $33.8 million decrease from December 31, 2013. This was primarily the result of $27.0 million in reduced FHLB borrowings and a $4.7 million decrease in total deposits.

Net income for the quarter ended March 31, 2014 was $0.02 per share, or $0.9 million, compared to $0.04 per share, or $1.7 million, for the first quarter of 2013 and $0.03 per share or $1.2 million in the fourth quarter of 2013 ("linked quarter"). The decrease in net income in the first quarter of 2014 compared to the same period in 2013 was primarily the result of $0.8 million in transaction related expenses related to our proposed merger with Home Federal. The decrease in net income in the first quarter of 2014 compared to the fourth quarter of 2013 was primarily a result a recovery of $1.0 million in interest from the payoff of a non-accrual loan in the fourth quarter of 2013.

Net interest income was $11.7 million for the first quarter of 2014, comparable to $11.6 million in the first quarter of 2013 and down from $13.1 million in the fourth quarter of 2013. The $1.3 million decline from the linked quarter to the current quarter was related to the inclusion of the $1.0 million recovery discussed above.

Total interest income decreased $0.5 million from $12.6 million in the first quarter of 2013 to $12.1 million in the first quarter of 2014. The decrease was due primarily to lower interest rates in the first quarter of 2014 compared to the same period in 2013.

Total interest expense for the first quarter of 2014 decreased $0.6 million compared to the first quarter of 2013. This improvement was primarily due to lower rates on deposits and reduced borrowing expenses.

Total non-interest income remained relatively consistent in the first quarter of 2014 compared to the same period in 2013 mainly as a result of increases in card issuer and merchant services fees of $0.3 million, customer swap fee income of $0.3 million in connection with the Company’s newly initiated interest rate swap products, as well as increased Small Business Administration fees. These increases were offset by reduced mortgage banking income of $0.7 million in the first quarter of 2014 compared to the first quarter of 2013.

Total non-interest expense for the three months ended March 31, 2014 increased over the three months ended March 31, 2013 due primarily to merger related expenses of $0.8 million in the first quarter of 2014. Total non-interest expense decreased $0.9 million in the first quarter of 2014 compared to the linked quarter. The decrease was primarily related to $0.7 million of accrued bonuses in the fourth quarter of 2013 issued in connection with the Company's annual incentive plan.

Conference Call Information

Cascade announced on April 30, 2014 in a Form 8-K filed with the SEC that they will conduct a quarterly earnings conference call Thursday, May 8, 2014, at 2:00 p.m. PDT (5:00 p.m. EDT). Terry E. Zink, President and CEO, and Gregory Newton, Executive Vice President and CFO, will discuss first quarter 2014 results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 567-1602 a few minutes before 2:00 p.m. Information to be discussed in the teleconference will be available on the Company’s website www.botc.com under the “Investor Information” tab, shortly after the call.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 28 branches in Central, Southern and Northwest Oregon, as well as in the greater Boise/Treasure Valley, Idaho area. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the following factors: local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition. Such forward-looking statements also include, but are not limited to, statements about the benefits of the proposed merger involving Cascade and Home Federal, including future financial and operating results, Cascade’s or Home Federal’s plans, objectives, expectations and intentions, the expected timing of completion of the merger and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated

by such forward-looking statements include risks and uncertainties relating to: (i) the ability to obtain the requisite Cascade and Home Federal shareholder approvals; (ii) the risk that a condition to the closing of the merger may not be satisfied; (iii) the timing to consummate the proposed merger; (iv) the risk that the businesses will not be integrated successfully; (v) the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; (vi) disruption from the transaction making it more difficult to maintain relationships with customers, employees or vendors; (vii) the diversion of management time on merger-related issues; (viii) general worldwide economic conditions and related uncertainties; (ix) liquidity risk affecting Cascade’s ability to meet its obligations when they come due; (x) excessive loan losses; (xi) the effect of changes in governmental regulations; and (xii) other factors we discuss or refer to in the “Risk Factors” section of Cascade’s most recent Annual Report on Form 10-K filed with Securities and Exchange Commission (the “SEC”) on March 31, 2014. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus mailed to stockholders of Cascade and Home Federal on or about April 16, 2014, and included in the Registration Statement on Form S-4 (registration statement number 333-192865), as amended, that was filed with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in Cascade’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by Cascade Bancorp from time to time with the SEC.

Participants in the Solicitation
Cascade, Home Federal and their respective directors and executive officers may be soliciting proxies from Cascade and Home Federal shareholders in favor of the proposed merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Cascade and Home Federal shareholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise is set forth in the joint proxy statement/prospectus filed with the SEC on April 11, 2014. You can find information about Cascade’s directors and executive officers in Cascade’s definitive proxy statement filed with the SEC on April 28, 2014 for its 2014 Annual Meeting of Shareholders. You can find information about Home Federal’s directors and executive officers in Home Federal’s Form 10-K/A filed with the SEC on April 29, 2014. Additional information about Cascade’s directors and executive officers and Home Federal’s directors and executive officers can also be found in the above-referenced joint proxy statement/prospectus and other relevant materials filed with the SEC. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You can obtain free copies of these documents from Cascade and Home Federal using the contact information above.

Additional Information about the Proposed Merger and Where to Find It
This document does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger between Cascade and Home Federal, Cascade has filed with the SEC a Registration Statement on Form S-4 (registration statement number 333-192865), which includes a joint proxy statement of Cascade and Home Federal that also constitutes a prospectus. The joint proxy statement/prospectus was mailed to shareholders of Cascade and Home Federal on or about April 16, 2014. Each of Cascade and Home Federal may file other relevant documents concerning the proposed transaction. Cascade and Home Federal urge investors and security holders to read the definitive joint proxy statement/prospectus regarding the proposed merger, as well as other documents filed with the SEC because they will contain important information about the proposed merger. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from: (i) Cascade’s website (www.botc.com) under the heading “About Us” and then under the heading “Investor Relations” and then under the heading “Investor Information” and then under the tab “SEC Filings;” (ii) Cascade upon written request to Cascade Bancorp, Attn: Investor Relations, 1100 North West Wall Street, P.O. Box 369, Bend, Oregon 97701; (iii) Home Federal’s website (www.myhomefed.com/ir) under the heading “Investor Relations” and then under the heading “SEC Filings;” or (iv) Home Federal upon written request to Home Federal Bancorp, Inc., Attn: Eric Nadeau, 500 12th Avenue South, Nampa, Idaho 83651.

Information contained herein, other than information at December 31, 2013, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2013, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

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CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	March 31, 2014	December 31, 2013	March 31, 2013
ASSETS
Cash and cash equivalents:
Cash and due from banks	$30,776	$33,300	$31,430
Interest bearing deposits	19,239	48,527	113,243
Federal funds sold	22	22	22
Total cash and cash equivalents	50,037	81,849	144,695
Investment securities available-for-sale	189,752	194,481	232,672
Investment securities held-to-maturity	1,320	1,320	1,806
Federal Home Loan Bank (FHLB) stock	9,820	9,913	10,192
Loans held for sale	4,398	10,359	1,444
Loans, net	983,925	973,618	850,765
Premises and equipment, net	32,376	32,953	34,166
Bank-owned life insurance (BOLI)	36,750	36,567	35,916
Other real estate owned (OREO), net	2,995	3,144	5,684
Deferred tax asset (DTA), net	49,477	50,068	—
Other assets	13,163	11,947	11,165
Total assets	$1,374,013	$1,406,219	$1,328,505

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$450,648	$431,079	$387,451
Interest bearing demand	534,723	544,668	541,343
Savings	53,443	50,258	43,419
Time	123,779	141,315	131,974
Total deposits	1,162,593	1,167,320	1,104,187
FHLB borrowings	—	27,000	60,000
Other liabilities	21,157	23,184	22,269
Total liabilities	1,183,750	1,217,504	1,186,456

Stockholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, no par value; 100,000,000 shares authorized	330,988	330,839	330,150
Accumulated deficit	(141,145)	(142,088)	(191,236)
Accumulated other comprehensive income	420	(36)	3,135
Total stockholders' equity	190,263	188,715	142,049
Total liabilities and stockholders' equity	$1,374,013	$1,406,219	$1,328,505

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)
	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2014	2013	2013	2012
Interest income:
Interest and fees on loans	$10,749	$11,238	12,053	11,601
Interest on investments	1,328	1,322	1,377	1,377
Other investment income	27	37	72	45
Total interest income	12,104	12,597	13,502	13,023

Interest expense:
Deposits:
Interest bearing demand	175	166	191	179
Savings	4	5	5	5
Time	183	333	216	405
Other borrowings	5	474	21	479
Total interest expense	367	978	433	1,068

Net interest income	11,737	11,619	13,069	11,955
Loan loss provision	—	—
Net interest income after loan loss provision	11,737	11,619	13,069	11,955

Non-interest income:
Service charges on deposit accounts	753	735	786	773
Card issuer and merchant services fees, net	1,001	751	837	662
Earnings on bank owned life insurance	183	211	203	271
Mortgage banking income, net	434	1,160	757	1,371
Swap fee income	326	—	430	—
Other income	655	499	931	374
Total non-interest income	3,352	3,356	3,944	3,451

Non-interest expense:
Salaries and employee benefits	7,643	7,647	8,412	7,839
Occupancy	1,140	1,155	1,101	1,154
Information Technology	787	577	563	543
Equipment	337	368	392	404
Communications	383	366	388	392
FDIC insurance	232	445	237	471
OREO	(8)	277	207	891
Professional services	1,332	681	1,714	1,369
Decrease in reserve for unfunded loan commitments	—	—	—	(1,110)
Other expenses	2,004	1,795	1,752	2,116
Total non-interest expense	13,850	13,311	14,766	14,069

Income before income taxes	1,239	1,664	2,247	1,337
Income tax benefit (provision)	(296)	32	(1,013)	(29)
Net income	$943	$1,696	$1,234	$1,308

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)
	LINKED QUARTER		YEAR OVER YEAR
	March 31, 2014	December 31, 2013	March 31, 2014	March 31, 2013
Share Data
Basic net income per common share	$0.02	$0.03	$0.02	$0.04
Diluted net income per common share	$0.02	$0.03	$0.02	$0.04
Book value per basic common share	$4.00	$3.97	$4.00	$2.99
Basic average shares outstanding	47,233	47,588	47,233	47,141
Fully diluted average shares outstanding	47,296	47,576	47,296	47,254
Key Ratios
Return on average total shareholders' equity	2.02%	2.59%	2.02%	4.84%
Return on average total assets	0.28%	0.35%	0.28%	0.53%
Net interest spread	3.75%	4.02%	3.75%	3.71%
Net interest margin	3.83%	4.11%	3.83%	3.92%
Total revenue	$15,089	$17,013	$15,089	$14,975
Efficiency ratio[1]	91.79%	86.79%	91.79%	88.89%
Credit Quality Ratios
Reserve for credit losses	$22,162	$21,297	$22,162	$24,988
Reserve for credit losses to ending gross loans	2.20%	2.14%	2.20%	2.85%
Non-performing assets (“NPAs”)	$8,906	$11,453	$8,906	$21,902
Non-performing assets to total assets	0.65%	0.81%	0.65%	1.65%
Delinquent >30 days to total loans (excl. NPAs)	0.33%	0.29%	0.33%	0.61%
Net Charge off's (“NCOs”)	$-865	$796	$-865	$2,713
Net loan charge-offs to average total loans	-0.09%	0.08%	-0.09%	0.31%
Bank Capital Ratios
Tier 1 capital leverage ratio	10.89%	10.49%	10.89%	10.69%
Tier 1 risk-based capital ratio	13.21%	13.01%	13.21%	14.27%
Total risk-based capital ratio	14.47%	14.27%	14.47%	15.54%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	10.89%	10.49%	10.89%	10.72%
Tier 1 risk-based capital ratio	13.19%	12.99%	13.19%	14.31%
Total risk-based capital ratio	14.45%	14.25%	14.45%	15.58%
1 The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.